Exhibit 99.1

FOR FURTHER INFORMATION:
AT THE COMPANY:	AT FINANCIAL RELATIONS BOARD:
Aaron D. Peck	Leslie Loyet
Co-Chief Investment Officer	(312) 640-6672
(773) 380-6447

FOR IMMEDIATE RELEASE

MONDAY, AUGUST 16, 2010

DEERFIELD CAPITAL CORP. ANNOUNCES

SECOND QUARTER 2010 RESULTS

CHICAGO, August 16, 2010 — Deerfield Capital Corp. (NASDAQ: DFR) (“DFR” or the “Company”) today announced its results of operations for the second quarter ended June 30, 2010.

Second Quarter 2010 Highlights

•                  Net income attributable to DFR for the quarter totaled $17.9 million, or $2.25 per diluted common share, compared to $52.9 million, or $7.85 per diluted common share, for the second quarter of 2009. A significant portion of 2010 net income was derived from the early extinguishment of our Senior Notes (defined below) at a discount. A significant portion of 2009 net income related to the deconsolidation of Market Square CLO (defined below) and its net gains prior to deconsolidation.  Both were one time events.  (see “Second Quarter 2010 Financial Overview” below).

•                  DFR Operations (defined below) net revenues were $13.2 million for the quarter, an increase of $9.9 million or 300 percent, compared with the second quarter of 2009.  Investment advisory fees were $7.0 million for the quarter, an increase of $3.0 million, or 75 percent, compared with the second quarter of 2009.  CDO management fees represent the majority of this increase totaling $6.8 million in the second quarter, an increase of $3.1 million or 84 percent from the second quarter of 2009.

•                  Core earnings for the quarter totaled $6.4 million, or $0.74 per diluted common share, compared to $5.5 million, or $0.82 per diluted common share, for the second quarter of 2009. Core earnings is a non-GAAP financial measure that primarily reflects GAAP earnings excluding certain non-cash items, non-recurring items, special charges and income tax effects (see “Reconciliation of Non-GAAP Measure” below).

•                  On June 9, 2010, the Company completed several key strategic transactions, including the acquisition of Columbus Nova Credit Investments Management, LLC, an investment manager specializing in bank loans (the “CNCIM Acquisition”), and the issuance of $25.0 million principal amount of senior subordinated convertible notes (the “Convertible Notes”).  The Company used the proceeds from the issuance of the Convertible Notes, along with available cash, to retire all of the $73.9 million in principal amount of the outstanding Series A and Series B Senior Secured Notes issued by Deerfield & Company LLC (the “Senior Notes”) for $55.0 million (the “Senior Notes Discharge”).

•                  Assets under management (“AUM”) totaled $10.1 billion as of July 1, 2010.

-more-

Second Quarter 2010 Financial Overview

Discussing the quarter and the CNCIM Acquisition, Jonathan Trutter, the Company’s Chief Executive Officer said, “We made significant improvements to our capital structure and continued to generate increased positive core earnings during the quarter. The CNCIM Acquisition and related strategic transactions provide us with both a stronger balance sheet and increased future top line revenue from the increase in AUM.   Taken as a whole, these transactions position DFR well for future growth.  Operating results also benefited from significant improvements in investment advisory fees.”

On June 9, 2010, the Company completed the CNCIM Acquisition, and the discussion below includes the operating results of CNCIM since that date.

On January 1, 2010, pursuant to a new accounting standard, the Company was required to consolidate  the results of seven collateralized debt obligations (“CDOs”) managed by the Company. Upon completion of the CNCIM Acquisition, the Company was also required to consolidate the four CDOs managed by CNCIM (along with the seven CDOs previously consolidated, the “CIP CDOs”). Although the Company now consolidates the CIP CDOs into its financial results in the Consolidated Investment Products segment, there have been no changes to the terms of the Company’s management contracts with the CIP CDOs, the revenues the Company is contractually entitled to receive from the CIP CDOs or the Company’s exposure to liability with respect to the CIP CDOs.  The discussion below focuses on “DFR Operations” (see “Segment Condensed Statement of Operations” table), which represents the combined results of the Investment Management and Principal Investing segments. This is the metric that the Company uses to evaluate its financial results. The DFR Operations results are comparable to the Company’s consolidated GAAP results for periods prior to 2010 during which the Company was not required to consolidate the CIP CDOs.

DFR Operations

During the three months ended June 30, 2010, net revenues were $13.2 million, a net increase of $9.9 million, or 300.0 percent, as compared to the three months ended June 30, 2009.  This significant improvement is the result of an $8.8 million decrease in the provision for loan losses and a $3.0 million increase in investment advisory fees, partially offset by a $2.0 million decrease in net interest income.

Investment advisory fees were $7.0 million for the three months ended June 30, 2010, an increase of $3.0 million, or 75.0 percent, as compared to the three months ended June 30, 2009.  The increase in investment advisory fees is primarily attributable to an increase in subordinated management fees as certain of the Company’s collateralized loan obligations (“CLOs”) have resumed current payment of subordinated management fees and begun to pay previously deferred subordinated management fees. As of June 30, 2010, the Company’s CLOs had unrecognized deferred subordinated management fees totaling approximately $5.8 million.

Net interest income was $6.4 million for the three months ended June 30, 2010, a decline of $2.0 million, or 23.8 percent, as compared to the second quarter of 2009.  This decline is primarily the result of the deconsolidation of Market Square CLO Ltd. (“Market Square CLO”) which contributed $1.8 million to net interest income during the second quarter of 2009.

During the three months ended June 30, 2010, expenses decreased by $1.5 million, as compared to the three months ended June 30, 2009.  This decrease was primarily driven by a $3.4 million decrease in other general and administrative expenses, partially offset by an increase in professional services of $1.2 million and depreciation and amortization of $1.4 million. The decrease in other general and administrative expenses is primarily the result of $3.3 million in one-time Deerfield Pegasus Loan Capital LP (“DPLC”) structuring and organizational expenses incurred in the second quarter of 2009.

During the three months ended June 30, 2010, net other income (expense) and gain (loss) decreased by $43.7 million, as compared to the three months ended June 30, 2009.  This decrease is primarily related to Market Square CLO, and includes a $29.6 million gain on the deconsolidation of Market Square CLO on June 30, 2009 and $24.9 million of net gains in the 2009 quarter on the Company’s loan portfolio (principally loans held in the Market Square CLO prior to the deconsolidation). In addition, the three months ended June 30, 2010 included a $17.4 million gain related to the Senior Notes Discharge.

Assets Under Management

As of July 1, 2010, the Company’s AUM totaled approximately $10.1 billion held in 31 CDOs, DPLC and six separately managed accounts.

Principal Investing Portfolio

The Principal Investing segment’s total invested assets increased by $11.3 million, or 1.9 percent, to $605.5 million as of June 30, 2010, as compared to March 31, 2010. The increase was primarily attributable to net purchases of loans and corporate bonds held in DFR Middle Market CLO Ltd. (“DFR MM CLO”) of $10.9 million. Residential mortgage-backed securities (“RMBS”) net purchases and increases in the fair value of the RMBS holdings contributed $2.5 million to the increase. These increases were partially offset by the sale of loans held in DPLC of $1.7 million.

Liquidity

Unencumbered RMBS and unrestricted cash and cash equivalents aggregated $45.0 million at June 30, 2010. In addition, net equity in the financed RMBS portfolio (including associated interest rate swaps), excluding the unencumbered RMBS included above, totaled $15.9 million at quarter end. In total, the Company had unrestricted cash and cash equivalents, unencumbered RMBS and net equity in its financed RMBS portfolio of $60.9 million as of June 30, 2010.

Strategic Transactions

On June 9, 2010, the Company completed the CNCIM Acquisition. The Company acquired all of the outstanding equity interests of Columbus Nova Credit Investments Management, LLC (“CNCIM”), an investment manager specializing in bank loans with $1.8 million of AUM, from Bounty Investments, LLC (“Bounty”) for a total purchase price consisting of (i) the issuance of 4,545,455 shares of the Company’s common stock and (ii) deferred cash payments totaling $7.5 million payable in five equal annual installments beginning on December 9, 2010.

On June 9, 2010, in connection with the CNCIM Acquisition, Bounty purchased $25.0 million in aggregate principal amount of the Convertible Notes, convertible into 4,132,231 shares of the Company’s common stock (as such amount may be adjusted in certain events or increased in connection with the payment of interest-in-kind) at an initial conversion price of $6.05 per share, subject to adjustment.

On June 9, 2010, the Company completed the Senior Notes Discharge by paying the holders of the Senior Notes $55.0 million, plus accrued interest.  This transaction resulted in a $17.4 million gain.

About the Company

DFR, through its subsidiaries Deerfield Capital Management LLC and CNCIM, manages client assets, including bank loans and other corporate debt, RMBS, government securities and asset-backed securities. In addition, DFR has a principal investing portfolio comprised of fixed income investments, including bank loans and other corporate debt and RMBS.

For more information, please go to the Company’s website, at www.deerfieldcapital.com.

* * Notes and Tables to Follow * *

NOTES TO PRESS RELEASE

Certain statements in this press release are forward-looking as permitted by the Private Securities Litigation Reform Act of 1995. These include statements regarding future results or expectations.  Forward-looking statements can be identified by forward looking language, including words such as “believes,” “anticipates,” “expects,” “estimates,” “intends,” “may,” “plans,” “projects,” “will” and similar expressions, or the negative of these words. Such forward-looking statements are based on facts and conditions as they exist at the time such statements are made.  Forward-looking statements are also based on predictions as to future facts and conditions, the accurate prediction of which may be difficult and involve the assessment of events beyond the control of the Company.  Forward-looking statements are further based on various operating assumptions. Caution must be exercised in relying on forward-looking statements.  Due to known and unknown risks, actual results may differ materially from expectations or projections.  Forward-looking statements contained in this press release are made as of the date hereof, and the Company does not undertake any obligation to update any forward-looking statement to reflect subsequent events, new information or circumstances arising after the date of this press release.  All future written and oral forward-looking statements attributable to us or any person acting on behalf of the Company are expressly qualified in their entirety by the cautionary statements contained or referenced above.  In addition, it is the Company’s policy generally not to make any specific projections as to future earnings, and the Company does not endorse any projections regarding future performance that may be made by third parties.

The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: general economic and market conditions, particularly as they relate to the markets for debt securities, such as RMBS and CDOs; continued availability of financing and the Company’s ability to access capital markets on commercially reasonable terms; the Company’s ability to maintain adequate liquidity; the Company’s ability to maintain compliance with its existing debt instruments and other contractual obligations; impact of restrictions contained in the Company’s existing debt instruments; the Company’s future operating results; the Company’s business prospects and the business prospects of companies in which the Company invests; changes in the Company’s investment, hedging or credit strategies or the performance and values of the Company’s investment portfolios; reductions in the Company’s assets under management and related management and advisory fee revenue; the Company’s ability to make investments in new investment products and realize growth of fee-based income; the Company’s receipt of previously deferred CDO subordinated management fees and its receipt of future CDO subordinated management fees on a current basis; the Company’s ability to assume or otherwise acquire additional CDO management contracts on favorable terms, or at all; the Company’s ability to maintain its exemption from registration as an investment company pursuant to the Investment Company Act of 1940; the costs and effects of the current Securities and Exchange Commission (“SEC”) investigation into certain mortgage securities trading procedures in connection with which the SEC has requested information from the Company and Deerfield Capital Management LLC regarding certain of the Company’s mortgage securities trades; changes in, and the ability of the Company to remain in compliance with, laws, regulations or government policies affecting the Company’s business, including investment management regulations and accounting standards; and the Company’s failure to realize the expected benefits of the CNCIM Acquisition.

These and other factors that could cause the Company’s actual results to differ materially from those described in the forward-looking statements set forth in the Company’s annual report on Form 10-K for the year ended December 31, 2009, quarterly reports on Form 10-Q and other public filings with the SEC and public statements. Readers of this press release are cautioned to consider these risks and uncertainties and not to place undue reliance on any forward-looking statements.

DEERFIELD CAPITAL CORP. AND ITS SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	June 30,	March 31,	June 30,
	2010	2010	2009
	(In thousands, except share and per share amounts)
ASSETS
Cash and cash equivalents	$42,963	$36,289	$41,846
Due from broker	27,489	5,021	3,621
Restricted cash and cash equivalents	10,456	29,451	27,201
Investments at fair value, including $293,293, $285,799 and $309,278 pledged	319,717	313,230	318,310
Other investments	1,412	1,345	4,780
Derivative assets	29	26	61
Loans held for sale	109	517	9,363
Loans held for investment	281,582	276,609	309,021
Allowance for loan losses	(13,055)	(12,764)	(28,589)
Loans held for investment, net of allowance for loan losses	268,527	263,845	280,432
Investment advisory fee receivables	1,226	1,154	2,009
Interest receivable	3,786	3,208	3,287
Other receivable	4,502	28,426	1,264
Prepaid and other assets	7,851	8,220	8,410
Equipment and improvements, net	1,857	2,368	8,498
Intangible assets, net	29,398	19,781	25,558
Goodwill	10,410	—	—
Assets held in Consolidated Investment Products:
Due from broker	22,252	10,746	—
Restricted cash and cash equivalents	141,746	160,392	—
Investments at fair value	3,781,592	2,199,578	—
Derivative assets	27	25	—
Interest receivable	13,627	10,111	—
Other receivable	2,726	2,496	—
Total assets held in Consolidated Investment Products	3,961,970	2,383,348	—
TOTAL ASSETS	$4,691,702	$3,096,229	$734,640

LIABILITIES
Repurchase agreements	$282,246	$277,623	$294,470
Due to broker	38,343	16,904	1,800
Derivative liabilities	10,381	236	953
Redemptions payable	—	9,145	—
Interest payable	922	647	1,661
Accrued and other liabilities	16,276	4,276	4,210
Long term debt	354,593	410,524	427,530
Liabilities held in Consolidated Investment Products:
Due to broker	48,979	59,328	—
Derivative liabilities	5,709	10,472	—
Interest payable	5,673	3,451	—
Long term debt	3,494,410	2,069,394	—
Total liabilities held in Consolidated Investment Products	3,554,771	2,142,645	—
TOTAL LIABILITIES	4,257,532	2,862,000	730,624

STOCKHOLDERS’ EQUITY
Preferred stock, par value $0.001:
100,000,000 shares authorized; 14,999,992 shares issued and zero outstanding	—	—	—
Common stock, par value $0.001:
500,000,000 shares authorized; 11,000,812, 6,455,357 and 6,455,466 shares issued and 11,000,812, 6,455,357 and 6,454,924 shares outstanding	11	6	6
Additional paid-in capital	886,890	867,095	866,534
Accumulated other comprehensive loss	(110)	(110)	(49)
Accumulated deficit	401,722	(877,292)	(879,648)
Appropriated retained earnings of Consolidated Investment Products	(859,435)	235,455	—
Noncontrolling interest in consolidated entity	5,092	9,075	17,173
TOTAL STOCKHOLDERS’ EQUITY	434,170	234,229	4,016

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$4,691,702	$3,096,229	$734,640

DEERFIELD CAPITAL CORP. AND ITS SUBSIDIARIES

CONDENSED CONSOLIDATEED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three months ended
	June 30, 2010	March 31, 2010	June 30, 2009
	(In thousands, except share and per share amounts)
Revenues
Interest income	$37,183	$31,502	$14,098
Interest expense	8,272	7,694	5,666
Net interest income	28,911	23,808	8,432
Provision for loan losses	291	4,186	9,119
Net interest income (expense) after provision for loan losses	28,620	19,622	(687)
Investment advisory fees	3,782	2,896	4,009
Total net revenues	32,402	22,518	3,322

Expenses
Compensation and benefits	3,077	2,841	3,029
Professional services	2,096	824	728
Insurance expense	752	692	771
Other general and administrative expenses	1,693	1,911	4,814
Depreciation and amortization	3,025	5,738	1,629
Occupancy	386	490	569
Management and incentive fee expense to related party	—	—	295
Cost savings initiatives	—	—	28
Impairment of intangible assets	—	168	126
Total expenses	11,029	12,664	11,989

Other Income (Expense) and Gain (Loss)
Net gain (loss) on investments, loans, derivatives and liabilities	(27,925)	(12,736)	29,030
Strategic transactions expenses	(2,558)	(1,464)	—
Net gain on the discharge of the Senior Notes	17,418	—	—
Net gain on the deconsolidation of Market Square CLO	—	—	29,551
Other, net	(920)	1,046	152
Net other income (expense) and gain (loss)	(13,985)	(13,154)	58,733
Income (loss) before income tax expense	7,388	(3,300)	50,066
Income tax expense	2	—	160
Net income (loss)	7,386	(3,300)	49,906
Net loss attributable to noncontrolling interest and Consolidated Investment Products	10,471	3,163	2,960
Net income (loss) attributable to Deerfield Capital Corp.	$17,857	$(137)	$52,866

Net income (loss) attributable to Deerfield Capital Corp . per share - basic	$2.26	$(0.02)	$7.85
Net income (loss) attributable to Deerfield Capital Corp. per share - diluted	$2.25	$(0.02)	$7.85

WEIGHTED-AVERAGE NUMBER OF SHARES OUTSTANDING - BASIC	7,883,912	6,763,098	6,730,655
WEIGHTED-AVERAGE NUMBER OF SHARES OUTSTANDING - DILUTED	7,944,180	6,763,098	6,730,655

DEERFIELD CAPITAL CORP. AND ITS SUBSIDIARIES

RECONCILIATION OF NON-GAAP MEASURE

The Company believes that core earnings, a non-GAAP financial measure, is a useful metric for evaluating and analyzing its performance.  The calculation of core earnings, which the Company uses to compare financial results from period to period, eliminates the impact of certain non-cash items, non-recurring items, special charges and income tax. Core earnings provided herein may not be comparable to similar measures presented by other companies, as it is a non-GAAP financial measure and may therefore be defined differently by other companies. Core earnings include the earnings from the Company’s indirect wholly-owned subsidiaries, DFR MM CLO and Market Square CLO (until the Company sold all of its preference shares in and deconsolidated Market Square CLO as of June 30, 2009). Core earnings are not necessarily indicative of cash flows received from these entities.

Core Earnings

The table below provides reconciliation between net income (loss) and core earnings:

	Three months ended
	June 30, 2010	March 31, 2010	June 30, 2009
	(In thousands, except share and per share amounts)

Net income (loss)	$7,386	$(3,300)	$49,906
Adjusting items:
Provision for loan losses	291	4,186	9,119
Depreciation and amortization	3,025	5,738	1,629
Impairment of intangible assets	—	168	126
Net other income (expense) and gain (loss) (1)	14,430	12,709	(58,733)
Income tax expense	2	—	160
Noncontrolling interest and Consolidated Investment Products core earnings (2)	(18,729)	(15,575)	3,297
Warrant expense	—	529	—
Cost savings initiatives	—	—	28
Core earnings	$6,405	$4,455	$5,532

Core earnings per share - diluted	$0.74	$0.66	$0.82
Weighted-average number of shares outstanding - diluted (3)	8,943,181	6,769,848	6,730,655

(1)                          The core earnings adjustment for net other income (expense) and gain (loss) for the three months ended June 30, 2010 includes $0.4 million in strategic transactions expenses related to the three months ended March 31, 2010, which should have been included as an adjustment to core earnings in that period.  Additionally, core earnings for the three months ended March 31, 2010 exclude $0.4 million of loss on investments at fair value that should have been an adjustment to core earnings in that period.

(2)                                  Noncontrolling interest and Consolidated Investment Products core earnings is comprised of (i) the portion of net interest income and expenses of DPLC that are attributable to third party investors in DPLC, calculated using each investor’s ownership percentage in DPLC during the measurement period, and (ii) the portion of net interest income and expenses of the CIP CDOs that are consolidated but are attributable to third party investors in the CIP CDOs.

(3)                                  For the three months ended June 30, 2010, the Company utilized the fully-diluted share number of 8,943,181 in the computation of the diluted core earnings per share, which includes the dilutive impact of 250,000 in outstanding warrants and the Convertible Notes. In addition, interest expense on the Convertible Notes of $0.2 million was added back to core earnings for the three months ended June 30, 2010 to calculate diluted earnings per share under the if-converted method.  For the three months ended March 31, 2010, the Company utilized the fully-diluted share number of 6,769,848 in the computation of diluted core earnings per share which includes the dilutive impact of 250,000 in outstanding warrants.

The Consolidated Investment Products segment includes the results of CIP CDOs. DFR MM CLO is not included in the Consolidated Investment Products segment, but instead is included in the Principal Investing segment because the Company owns all of its preferred shares. The assets of the CIP CDOs are held solely to satisfy the obligations of the CIP CDOs. The Company has no right to the benefits from, nor does the Company bear the risks associated with, the assets held by the CIP CDOs, beyond the Company’s minimal direct investments in, and management fees generated from, the CIP CDOs. If the CIP CDOs were to liquidate, the assets would not be available to the general creditors of DFR, and as a result, the Company does not consider them to be DFR assets. Additionally, the investors in the CIP CDOs have no recourse to the general credit of DFR for the debt issued by the CIP CDOs. The Company therefore does not consider this debt to be an obligation of DFR.  When reviewing and analyzing the financial results, management excludes the impact of the Consolidated Investment Products segment as this segment does not have any economic impact on the Company’s operations. The following summarizes the segment results of operations and “DFR Operations” represents the combined results of the Investment Management and Principal Investing Segment:

DEERFIELD CAPITAL CORP. AND ITS SUBSIDIARIES

SEGMENT CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three months ended June 30, 2010
				Consolidated
	Investment	Principal		Investment		GAAP
	Management	Investing	DFR	Products		Consolidated
	Segment (1)	Segment (1)	Operations	Segment	Elimination	DFR
	(In thousands)
Revenues
Interest income	$208	$8,817	$9,025	$28,423	$(265)	$37,183
Interest expense	1,025	1,595	2,620	5,917	(265)	8,272
Net interest income	(817)	7,222	6,405	22,506	—	28,911
Provision for loan losses	—	291	291	—	—	291
Net interest income (expense) after provision for loan losses	(817)	6,931	6,114	22,506	—	28,620
Investment advisory fees	7,045	—	7,045	—	(3,263)	3,782
Total net revenues	6,228	6,931	13,159	22,506	(3,263)	32,402

Expenses
Compensation and benefits	3,077	—	3,077	—	—	3,077
Professional services	190	1,690	1,880	216	—	2,096
Insurance expense	93	608	701	51	—	752
Other general and administrative expenses	488	899	1,387	306	—	1,693
Depreciation and amortization	3,025	—	3,025	—	—	3,025
Occupancy	386	—	386	—	—	386
Investment advisory fees	—	—	—	3,263	(3,263)	—
Total expenses	7,259	3,197	10,456	3,836	(3,263)	11,029

Other Income (Expense) and Gain (Loss)
Net gain (loss) on investments, loans, derivatives and liabilities	(954)	2,294	1,340	(29,265)	—	(27,925)
Strategic transactions expenses	(820)	(1,738)	(2,558)	—	—	(2,558)
Net gain on the discharge of the Senior Notes	17,418	—	17,418	—	—	17,418
Other, net	13	(1,215)	(1,202)	282	—	(920)
Net other income (expense) and gain (loss)	15,657	(659)	14,998	(28,983)	—	(13,985)
Income (loss) before income tax expense	14,626	3,075	17,701	(10,313)	—	7,388
Income tax expense	2	—	2	—	—	2

Net income (loss)	14,624	3,075	17,699	(10,313)	—	7,386
Net loss attributable to noncontrolling interest and Consolidated Investment Products	—	158	158	10,313	—	10,471
Net income attributable to Deerfield Capital Corp.	$14,624	$3,233	$17,857	$—	$—	$17,857

Reconciliation of net income (loss) and core earnings:
Net income (loss)	$14,624	$3,075	$17,699	$(10,313)	$—	$7,386
Adjusting items:
Provision for loan losses	—	291	291	—	—	291
Depreciation and amortization	3,025	—	3,025	—	—	3,025
Net other income (expense) and gain (loss) (2)	(15,657)	1,104	(14,553)	28,983	—	14,430
Income tax expense	2	—	2	—	—	2
Noncontrolling interest and Consolidated Investment Products core earnings	—	(59)	(59)	(18,670)	—	(18,729)
Core Earnings	$1,994	$4,411	$6,405	$—	$—	$6,405

(1)             Excludes the $0.6 million of intercompany investment advisory fees revenues for the Investment Management segment and corresponding intercompany management and incentive fee expense for the Principal Investing segment related to the management agreement between the two segments.

(2)             The core earnings adjustment for net other income (expense) and gain (loss) for the three months ended June 30, 2010 includes $0.4 million in strategic transactions expenses related to the three months ended March 31, 2010, which should have been included as an adjustment to core earnings in that period. Additionally, core earnings for the three months ended March 31, 2010 exclude $0.4 million of loss on investments at fair value that should have been an adjustment to core earnings in that period.

DEERFIELD CAPITAL CORP. AND ITS SUBSIDIARIES

INVESTMENT ADVISORY FEES AND INTEREST INCOME AND EXPENSE

The following table summarizes the Company’s investment advisory fees and interest income and expense from DFR Operations:

	Three months ended
	June 30, 2010	March 31, 2010	June 30, 2009
	(In thousands)

CDO management fees:
Senior fees	$2,832	$2,815	$2,892
Subordinated fees	2,331	1,423	525
Performance fees	1,687	2,068	245
Total CDO management fees	6,850	6,306	3,662
Separately managed accounts and other
Other investment vehicle	195	196	347
Fixed income arbitrage investment funds	—	—	—
Total investment advisory fees	$7,045	$6,502	$4,009

Interest Income:
RMBS	$2,670	$1,356	$4,220
Assets held in DFR MM CLO	5,829	5,533	6,226
Assets held in DPLC	112	241	35
Assets held in Market Square CLO	—	—	3,003
Other investments	414	145	614
Total interest income	$9,025	$7,275	$14,098

Interest Expense:
Recourse:
Repurchase agreements and other short term debt	$232	$253	$605
Subordinated debt and securities	542	926	1,382
Convertible notes	188	—	—
Series A and Series B notes	1,025	1,213	1,311
Total recourse interest expense	1,987	2,392	3,298
Non-Recourse
DFR MM CLO	633	606	1,131
Wachovia Facility	—	—	32
Market Square CLO	—	—	1,205
Total non-recourse interest expense	633	606	2,368
Total interest expense	$2,620	$2,998	$5,666

DEERFIELD CAPITAL CORP. AND ITS SUBSIDIARIES

AUM AND INVESTMENT PORTFOLIO

The following table summarizes AUM for each product category:

	July 1, 2010		April 1, 2010		July 1, 2009
	Number of		Number of		Number of
	Accounts	AUM	Accounts	AUM	Accounts	AUM
		(In thousands)		(In thousands)		(In thousands)
CDOs (1) :
CLOs	16	$5,582,085	12	$3,917,215	12	$4,098,226
Asset-backed securities	11	3,605,426	12	3,903,266	12	4,561,067
Corporate bonds	4	602,830	4	722,431	4	855,050
Total CDOs	31	9,790,341	28	8,542,912	28	9,514,343
Separately managed accounts (2)	6	320,666	6	320,568	6	322,928
Other investment vehicle (3)	1	5,997	1	10,110	1	22,106
Total AUM (4)		$10,117,004		$8,873,590		$9,859,377

(1)             CDO AUM numbers generally reflect the aggregate principal or notional balance of the collateral and, in some cases, the cash balance held by the CDOs and are as of the date of the last trustee report received for each CDO prior to July 1, 2010, April 1, 2010 and July 1, 2009, respectively. The AUM for the Euro-denominated CDOs has been converted into U.S. dollars using the spot rate of exchange as of the respective AUM date.

(2)             AUM for certain of the separately managed accounts is a multiple of the capital actually invested in such account. Management fees for these accounts are paid on this higher AUM amount.

(3)             Other investment vehicle AUM includes the AUM of DPLC.

(4)            Included in Total AUM for July 1, 2010 is $275.6 million related to DFR MM CLO. Included in Total AUM for April 1, 2010 is $279.7 million related to DFR MM CLO. Included in Total AUM for July 1, 2009 is $289.8 million related to DFR MM CLO. The Company manages DFR MM CLO but is not contractually entitled to receive any management fees so long as all of the equity is held by Deerfield Capital LLC or an affiliate thereof.

The following table summarizes the principal investing portfolio:

	June 30, 2010		March 31, 2010		June 30, 2009
	Carrying	% of Total	Carrying	% of Total	Carrying	% of Total
Principal Investments	Value	Investments	Value	Investments	Value	Investments
	(In thousands)		(In thousands)		(In thousands)

RMBS	$305,780	50.5%	$303,258	51.0%	$311,154	48.5%
Corporate Loans:
Loans held in DFR MM CLO	272,093	44.9%	267,156	45.0%	299,751	46.7%
Loans held in Wachovia Facility	—	0.0%	—	0.0%	1,251	0.2%
Other corporate leveraged loans	109	0.0%	517	0.1%	8,112	1.3%
Loans held in DPLC	3,598	0.6%	5,265	0.9%	6,841	1.1%
Commercial real estate loans	9,489	1.6%	9,453	1.6%	9,270	1.4%
Corporate bonds held in DFR MM CLO	5,951	1.0%	—	0.0%	—	0.0%
Equity securities	1,412	0.2%	1,345	0.2%	4,780	0.7%
Other investments (1)	7,057	1.2%	7,234	1.2%	315	0.1%
Total Investments	605,489	100.0%	594,228	100.0%	641,474	100.0%
Allowance for loan losses	(13,055)		(12,764)		(28,589)
Net Investments	$592,434		$581,464		$612,885

(1)         As of June 30, 2010 and March 31, 2010, other investments include $2.7 million of investments in the CIP CDOs that are eliminated upon consolidation.

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